Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2003, except as to Note 15 which is as of March 17, 2003 and Notes 1 and 13 which are as of June 26, 2003, relating to the consolidated financial statements which appears in Integra LifeSciences Holdings Corporation's Current Report on Form 8-K dated June 27, 2003. We also consent to the incorporation by reference of our report dated February 21, 2003 relating to the financial statement schedule, which appears in such Form 8-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
September 23, 2003